 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statement filed on Form S-8 (Registration No. 333-139140) of Innova Robotics & Automation, Inc. of our report, which includes an explanatory paragraph related to Innova Robotics & Automation, Inc.'s ability to continue as a going concern, dated April 11, 2008, relating to the consolidated financial statements of Innova Robotics & Automation, Inc. as of December 31, 2007, and for each of the two years in the period then ended.  Such report is included in this Annual Report on Form 10-KSB.

/s/LBB & Associates Ltd. LLP

LBB & Associates Ltd., LLP

Certified Public Accountants

Houston, Texas

April 15, 2008